Exhibit 99.1

Share Gains in All Product Categories and Regions Fuel Dell Revenue Increase in Second Quarter

  Industry-leading Growth in Enterprise Portfolio and Solutions
  Profitability Impacted By Strategic Investments To Drive Long-Term Growth

ROUND ROCK, Texas--(BUSINESS WIRE)--Dell reported fiscal second quarter revenue of $16.4 billion, up 11 percent year-over-year and driven by a 19 percent increase in worldwide product shipments. Earnings per share were $0.31 and cash flow from operations was $1.1 billion.

“We are positioning Dell to win in a new era of global IT spending,” said Michael Dell, chairman and CEO. “We have our most competitive product portfolio ever – whether for digital nomads or hyper-scaled data centers. Our growth at a multiple of the industry across all major product categories for the second consecutive quarter affirms we are on track with our five key business priorities – notebooks, consumer, enterprise, SMB and emerging countries.”

Operating income was $819 million, or 5 percent of revenue. Gross margins in the quarter were adversely affected by actions to drive growth in strategic areas like Global Consumer and EMEA, as well as an increase in deferred revenue from the sale of successful service offerings in EMEA, which will be recognized in subsequent periods.

Dell’s productivity improvements gained momentum in the quarter with operating expenses at 12.2 percent of revenue, a decrease of 1.6 percentage points and the lowest level for Dell in six quarters. Dell’s tax rate in the quarter was 26.4 percent.

In the quarter, the company absorbed $27 million of expense for the amortization of purchased intangibles and $25 million in business realignment costs. Each expense was worth about $0.01 in earnings per share. The company remains committed to achieving annualized cost reductions of at least $3 billion by the end of fiscal year 2011.

“We are making progress in improving productivity and reducing costs,” said Brian Gladden, Dell CFO. “Strategic actions to accelerate growth in certain areas of our business affected gross margins this quarter and there will be some non-linearity in the improvements in our operating income margins as we rebalance our portfolio, make cost improvements and drive growth.”

	Second Quarter			Year to Date
(in millions, except share data)	FY09	FY08	Change	FY09	FY08	Change
Revenue	$16,434	$14,776	11%	$32,511	$29,498	10%
Operating Income	$819	$902	(9%)	$1,718	$1,835	(6%)
Net Income	$616	$746	(17%)	$1,400	$1,502	(7%)
EPS	$0.31	$0.33	(6%)	$0.69	$0.66	5%

References to Dell's unit growth as a multiple of the growth of the industry exclude Dell, and all growth rates are year-over-year unless otherwise noted.

Dell ended the quarter with $9.5 billion in cash and investments and weighted average shares were 2 billion, a 12 percent reduction. The company spent $1.4 billion to repurchase 60 million shares of stock.

Continued actions have reduced headcount by more than 8,500 in the past year, excluding increases from acquisitions. In the third quarter, the company will attain the goal of 8,900 it set for reductions a little more than a year ago. On an ongoing basis, Dell will invest in strategic growth areas, while focusing on scaling costs and improving productivity.

Business Unit Summaries

  Asia-Pacific and Japan Commercial: Revenue in the quarter grew by 16 percent to more than $2 billion and shipments were up 16 percent. Profitability increased 10 percent. Product mix was balanced, with growth in total shipments more than triple the industry. Dell increased share by 1.7 points. Mobility led shipment gains, increasing 27 percent and servers were up 21 percent. Revenue for storage increased 31 percent.
  Americas Commercial: Revenue increased 5 percent to $8.1 billion on a 7 percent increase in units as Dell remained the region’s No. 1 provider of systems. While operating income declined, profitability improved sequentially by almost 20 percent, reflecting balanced growth across products. Server shipments grew 18 percent against flat industry growth. Mobility units increased 12 percent.

  Europe, Middle East and Africa Commercial: Revenue increased 11 percent to $3.5 billion and shipments were up 20 percent. Strategic growth initiatives and an increase in deferred services revenue caused a decline in operating income. Server units were up 18 percent, the fastest growth among the top five vendors, and almost 1.6 times the rate of the industry. Shipments of notebooks increased 52 percent, also ahead of the industry rate. Storage revenue increased 17 percent.
  Global Consumer: Worldwide shipments increased 53 percent and share was up 1.6 points to 9.1 percent. Dell shipped more than twice as many consumer laptops this quarter as it did a year ago, driving revenue up 28 percent to $2.8 billion. Profitability was roughly break-even as the business expanded its retail presence and absorbed a litigation expense of $18 million.

Strategic Priority Highlights

  Enterprise: Dell increased its share in servers worldwide by 3 points. Server revenues were up 5 percent on a 19 percent increase in units, more than 2.5 times the industry growth rate. Growth in the quarter benefited from the success of Dell’s cloud computing initiatives featuring energy-efficient Dell custom solutions. Storage revenue improved 11 percent, led by Dell’s Power Vault disk products and EqualLogic iSCSI networked storage solutions. Enhanced services revenue was up 14 percent to $1.5 billion driven by an 18 percent increase in the new ProSupport services. Dell’s deferred services balance increased 22 percent, or $1 billion, for a total deferred services revenue balance of $5.7 billion. Dell released its broadest lineup of dedicated virtualization solutions ever in the quarter, including more than a dozen new servers, tools and services, as part of its mission to help companies of all sizes simplify their IT environments.
  Notebooks: Notebook units grew 44 percent with revenue growth of 26 percent. Dell recently announced a completely new line of Latitude and Dell Precision laptops, ranging from the lightest ultra-portable in the company’s history, to the most powerful mobile workstation. The new Latitude systems provide breakthrough battery life, brilliant new design and style, changes inspired by close collaboration with end users. Coinciding with the introduction of Dell’s new laptops, the company launched a new community site called Digital Nomads for individuals who desire to always be connected for work and play no matter their location.
  Emerging Countries: In BRIC (Brazil, Russia, India, China), Dell outperformed all major competitors across all product categories with revenue growth of 41 percent on a 46 percent increase in units, or at more than three times the industry growth rate, as the company gained 2.4 points of share. BRIC now accounts for more than 9 percent of Dell’s revenue. Approximately 47 percent of Dell’s overall revenue came from outside the U.S. in the quarter. Dell this week introduced new Vostro A laptops and desktops designed specifically for cost-sensitive growing businesses in emerging economies.

  Small Medium Business: Dell increased its worldwide share with shipment growth of 8 percent and a revenue increase of 5 percent. In the quarter, the company responded to customer need for highly capable and affordable storage to support data-intensive applications with the Dell PowerVault MD1120, its first storage expansion enclosure designed with small form-factor 2.5-inch disk drives.

Company Outlook

Dell intends to continue executing against its five growth priorities and actions to improve competitiveness, with the goal of optimizing growth, earnings and cash flow. Dell will continue to incur costs as it realigns its business to improve competitiveness, reduce headcount and invest in infrastructure and acquisitions. The company sees continued conservatism in IT spending in the U.S., which has extended into Western Europe and several countries in Asia. Demand also is impacted by currency fluctuations. Dell will continue to benefit from improving performance in areas such as emerging countries, notebooks, and enterprise and services, which collectively are driving a more diversified portfolio of geographies and products. The company continues to work aggressively on cost initiatives that will benefit its P&L over time with improved growth, profitability and cash flow.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/dellshares. To get Dell news direct, visit www.dell.com/RSS.

Special Note

Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on Dell's current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: general economic, business and industry conditions; our ability to re-establish a cost advantage over our competitors; local economic and labor conditions, political instability, unexpected regulatory changes, trade protection measures, tax laws, copyright levies and fluctuations in foreign currency exchange rates; our ability to accurately predict product, customer and geographic sales mix and seasonal sales trends; information technology and manufacturing infrastructure failures; our ability to effectively manage periodic product transitions; disruptions in component or product availability; our ability to maintain a strong internal control environment; our reliance on third-party suppliers for quality product components, including reliance on several single-source or limited-source suppliers; our ability to access the capital markets; unfavorable results of legal proceeding could harm our business and result in substantial costs; our acquisition of other companies; our ability to properly manage the distribution of our products and services; our cost-cutting measures; effective hedging of our exposure to fluctuations in foreign currency exchange rates and interest rates; obtaining licenses to intellectual property developed by others on commercially reasonable and competitive terms; our ability to attract, retain and motivate key personnel; loss of government contracts; expiration of tax holidays or favorable tax rate structures; changing environmental laws; and the effect of armed hostilities, terrorism, natural disasters and public health issues. For a discussion of those and other factors affecting Dell’s business and prospects, see Dell’s periodic filings with the Securities and Exchange Commission.

Consolidated statements of income, financial position and cash flows follow.

Dell is a trademark of Dell Inc.

Dell disclaims any proprietary interest in the marks and names of others.

DELL INC.
Condensed Consolidated Statement of Income and Related Financial Highlights
(in millions, except per share data)
(unaudited)

	Three Months Ended			% Growth Rates
	August 1,	May 2,	August 3,
	2008	2008	2007	Sequential	Yr. to Yr.

Net revenue	$16,434	$16,077	$14,776	2%	11%
Cost of revenue	13,607	13,112	11,825	4%	15%
Gross margin	2,827	2,965	2,951	(5%)	(4%)

Selling, general and administrative	1,840	1,912	1,894	(4%)	(3%)
Research and Development:
Research, development and engineering	168	152	155	11%	9%
In-process research and development	-	2	-	(100%)	-
Total research and development	168	154	155	10%	9%
Total operating expenses	2,008	2,066	2,049	(3%)	(2%)

Operating income	819	899	902	(9%)	(9%)
Investment and other income, net	18	125	96	(86%)	(82%)
Income before income taxes	837	1,024	998	(18%)	(16%)
Income tax provision	221	240	252	(8%)	(13%)
Net income	$616	$784	$746	(21%)	(17%)

Earnings per common share:
Basic	$0.31	$0.39	$0.33	(21%)	(6%)
Diluted	$0.31	$0.38	$0.33	(18%)	(6%)

Weighted average shares outstanding:
Basic	1,991	2,036	2,237	(2%)	(11%)
Diluted	1,999	2,040	2,264	(2%)	(12%)

Percentage of Total Net Revenue:
Gross margin	17.2%	18.4%	19.9%
Selling, general and administrative	11.2%	11.9%	12.8%
Total research and development	1.0%	1.0%	1.0%
Operating expenses	12.2%	12.9%	13.8%
Operating income	5.0%	5.5%	6.1%
Income before income taxes	5.1%	6.4%	6.8%
Net income	3.7%	4.9%	5.1%
Income tax rate	26.4%	23.5%	25.3%

Net Revenue by Product Category:
Desktop PCs	$4,928	$4,700	$5,017	5%	(2%)
Mobility	4,871	4,904	3,865	(1%)	26%
Software and Peripherals	2,790	2,741	2,380	2%	17%
Servers and Networking	1,702	1,653	1,618	3%	5%
Services	1,462	1,448	1,283	1%	14%
Storage	681	631	613	8%	11%

Percentage of Total Net Revenue:
Desktop PCs	30%	29%	34%
Mobility	30%	31%	26%
Software and Peripherals	17%	17%	16%
Servers and Networking	10%	10%	11%
Services	9%	9%	9%
Storage	4%	4%	4%

Net Revenue by Geographic Region:
Americas Commercial	$8,096	$7,298	$7,680	11%	5%
EMEA Commercial	3,503	3,806	3,162	(8%)	11%
Asia Pacific - Japan Commercial	2,054	2,024	1,765	1%	16%
Global Consumer	2,781	2,949	2,169	(6%)	28%
Consolidated net revenue	$16,434	$16,077	$14,776

Percentage of Total Net Revenue:
Americas Commercial	49%	45%	52%
EMEA Commercial	21%	24%	21%
Asia Pacific - Japan Commercial	13%	13%	12%
Global Consumer	17%	18%	15%

Consolidated Operating Income
Americas Commercial	$700	$588	$757
EMEA Commercial	72	221	202
Asia Pacific - Japan Commercial	157	131	142
Global Consumer	(5)	35	5
Consolidated segment operating income	924	975	1,106
Stock-based compensation expense	(78)	(50)	(204)
In-process research and development	-	(2)	-
Amortization of intangible assets	(27)	(24)
Consolidated operating income	819	$899	$902

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

DELL INC.
Condensed Consolidated Statement of Operations and Related Financial Highlights
(in millions, except per share data or as otherwise noted)
(unaudited)

	Six Months Ended		% Growth
	August 1,	August 3,	Rates
	2008	2007	Yr. to Yr.

Net revenue	$32,511	$29,498	10%
Cost of revenue	26,719	23,709	13%
Gross margin	5,792	5,789	0%

Selling, general and administrative	3,752	3,657	3%
Research and Development:
Research, development and engineering	320	297	8%
In-process research and development	2	-	N/A
Total research and development	322	297	9%
Total operating expenses	4,074	3,954	3%

Operating income	1,718	1,835	(6%)
Investment and other income, net	143	174	(18%)
Income before income taxes	1,861	2,009	(7%)
Income tax provision	461	507	(9%)
Net income	$1,400	$1,502	(7%)

Earnings per common share:
Basic	$0.70	$0.67	4%
Diluted	$0.69	$0.66	5%

Weighted average shares outstanding:
Basic	2,013	2,236	(10%)
Diluted	2,019	2,259	(11%)

Percentage of Total Net Revenue:
Gross margin	17.8%	19.6%
Selling, general and administrative	11.5%	12.4%
Total research and development	1.0%	1.0%
Operating expenses	12.5%	13.4%
Operating income	5.3%	6.2%
Income before income taxes	5.7%	6.8%
Net income	4.3%	5.1%
Income tax rate	24.8%	25.3%

Net Revenue by Product Category:
Desktop PCs	$9,628	$9,959	(3%)
Mobility	9,775	7,881	24%
Software and Peripherals	5,531	4,721	17%
Servers and Networking	3,355	3,211	5%
Services	2,910	2,564	14%
Storage	1,312	1,162	13%

Percentage of Total Net Revenue:
Desktop PCs	30%	34%
Mobility	30%	26%
Software and Peripherals	17%	16%
Servers and Networking	10%	11%
Services	9%	9%
Storage	4%	4%

Net Revenue by Geographic Region:
Americas Commercial	$15,394	$14,931	3%
EMEA Commercial	7,309	6,479	13%
Asia Pacific - Japan Commercial	4,078	3,472	17%
Global Consumer	5,730	4,616	24%
Consolidated net revenue	$32,511	$29,498

Percentage of Total Net Revenue:
Americas Commercial	47%	50%
EMEA Commercial	22%	22%
Asia Pacific - Japan Commercial	13%	12%
Global Consumer	18%	16%

Consolidated Operating Income
Americas Commercial	$1,288	$1,401
EMEA Commercial	293	484
Asia Pacific - Japan Commercial	288	228
Global Consumer	30	23
Consolidated segment operating income	1,899	2,136
Stock-based compensation expense	(128)	(301)
In-process research and development	(2)	-
Amortization of intangible assets	(51)	-
Consolidated operating income	$1,718	$1,835

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

DELL INC.
Condensed Consolidated Statement of Financial Position and Related Financial Highlights
(in millions, except for "Ratios" and "Other information")
(unaudited)

	August 1,	May 2,	August 3,
	2008	2008	2007 (2)
Assets:
Current assets:
Cash and cash equivalents	$8,623	$8,273	$11,204
Short-term investments	410	228	658
Accounts receivable, net	6,451	6,002	5,296
Financing receivables, net	1,629	1,548	1,531
Inventories, net	1,104	1,258	973
Other	3,559	3,193	2,552
Total current assets	21,776	20,502	22,214
Property, plant and equipment, net	2,588	2,642	2,608
Investments	501	1,312	1,960
Long-term financing receivables, net	348	375	375
Goodwill	1,753	1,691	122
Purchased intangible assets, net	781	808	41
Other non-current assets	660	689	734
Total assets	$28,407	$28,019	$28,054

Liabilities and Equity:
Current liabilities:
Short-term debt	$129	$131	$328
Accounts payable	11,215	10,891	10,578
Accrued and other	4,271	3,829	4,119
Short-term deferred service revenue	2,572	2,518	2,223
Total current liabilities	18,187	17,369	17,248
Long-term debt	1,840	1,848	378
Long-term deferred service revenue	3,117	2,906	2,438
Other non-current liabilities	2,357	2,350	1,946
Total liabilities	25,501	24,473	22,010
Redeemable common stock	83	92	116
Stockholders' equity	2,823	3,454	5,928
Total liabilities and equity	$28,407	$28,019	$28,054

Ratios:
Days of sales outstanding (1)	38	36	35
Days supply in inventory	7	9	7
Days in accounts payable	74	75	80
Cash conversion cycle	(29)	(30)	(38)

Other Information:
Regular headcount (approximate)	79,300	79,900	84,000
Temporary headcount	3,700	4,700	7,100
Total headcount	83,000	84,600	91,100

Average total revenue/unit (approximate)	$1,420	$1,470	$1,520

Note: Ratios are calculated based on underlying data in thousands.

(1) Days of sales outstanding (“DSO”) is based on the ending net trade receivables and most recent quarterly revenue for each period. DSO includes the effect of product costs related to customer shipments not yet recognized as revenue that are classified in the other current assets. At August 1, 2008, May 2, 2008 and August 3,2007, DSO and days of customer shipments not yet recognized were 35 and 3 days, 33 and 3 days and 32 and 3, respectively.

(2) Prior period amounts have been revised to reflect a reclassification between short-term and long-term deferred service revenue.

DELL INC.
Condensed Consolidated Statements of Cashflows
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$616	$746	$1,400	$1,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	196	139	381	271
Stock-based compensation	78	97	128	194
Excess tax benefits from stock-based compensation	-	-	-	(12)
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	(20)	9	(110)	31
Deferred income taxes	(53)	68	(19)	(61)
Other	47	(3)	85	28
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(495)	(521)	(392)	(565)
Financing receivables	(135)	(87)	19	(118)
Inventories	153	(208)	77	(311)
Other assets	(281)	(85)	(473)	92
Accounts payable	324	890	(328)	114
Deferred service revenue	264	277	405	440
Accrued and other liabilities	414	531	78	149
Change in cash from operating activities	1,108	1,853	1,251	1,754

Cash flows from investing activities:
Investments:
Purchases	(616)	(661)	(788)	(1,765)
Maturities and sales	1,318	1,059	1,752	2,127
Capital expenditures	(142)	(293)	(264)	(464)
Proceeds from sale of facility and land	44	-	44	-
Acquisition of business, net of cash received	5	(19)	(165)	(19)
Change in cash from investing activities	609	86	579	(121)

Cash flows from financing activities:
Repurchase of common stock	(1,420)	-	(2,451)	-
Issuance of common stock under employee plans	47	-	68	21
Excess tax benefits from stock-based compensation	-	-	-	12
Issuance (payment) of commercial paper, net	(1)	-	100	(40)
Proceeds from issuance of debt	-	13	1,519	25
Repayments of debt	-	(11)	(223)	(29)
Other	-	(5)	-	(5)
Change in cash from financing activities	(1,374)	(3)	(987)	(16)

Effect of exchange rate changes on cash and cash equivalents	7	8	16	41
Change in cash and cash equivalents	350	1,944	859	1,658

Cash and cash equivalents at beginning of period	8,273	9,260	7,764	9,546
Cash and cash equivalents at end of period	$8,623	$11,204	$8,623	$11,204

DELL INC.
Supplementary Items
(in millions, except per share data)
(unaudited)

The following supplemental data is provided for additional information.
All items are included in Dell's U.S. GAAP results.

	Three Months Ended August 1, 2008

	Pre-Tax $M	Est. EPS Impact
Amortization of Purchased Intangibles	$(27)	$(0.01)
Severance & Facility Closures	$(25)	$(0.01)

CONTACT:
Dell Inc., Round Rock
Media Contacts: 512-728-4100
David Frink, 512-728-2678
david_frink@dell.com
or
Jess Blackburn, 512-728-8295
jess_blackburn@dell.com
or
Investor Relations Contacts:
Lynn Tyson, 512-723-1130
lynn_tyson@dell.com
or
Robert Williams, 512-728-7570
robert_williams@dell.com